Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3ASR) and related Prospectus of Pagaya Technologies Ltd. for the registration of Class A Ordinary Shares and to the incorporation by reference therein of our report dated March 12, 2025 (except for the change in accounting principle to unclassified balance sheet disclosed in Note 2, as to which the date is December 5, 2025), with respect to the consolidated financial statements of Pagaya Technologies Ltd. included in its Current Report on Form 8-K dated December 5, 2025, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel

December 5, 2025

/s/ KOST, FORER, GABBAY & KASIERER

A member of EY Global